Consulting Termination and Release Agreement

This release agreement dated August 31, 2017 (the “Agreement”) is entered into by and among Marathon Patent Group, Inc. (“Marathon” or the “Company”) and Erich Spangenberg (“Vendor”) (hereinafter referred to from time to time collectively as the “Parties” and individually as a “Party”).

1.       Termination. The Consulting Agreement entered into between Company and Vendor on August 3, 2017 is hereby terminated, effective immediately; provided, however, Sections 4, 5, 7 and 9 shall survive such termination and are incorporated herein by reference.

2.       Option Grant. Vendor was granted an option to purchase 500,000 shares of the Company’s common stock at a price of $1.87 per share on May 10, 2016. As of the date of this agreement, the option to purchase 312,500 shares have vested and the option to purchase 187,500 shares have not vested.

3.       Complete Mutual Release of All Claims to Date. Except for the obligations undertaken herein, the Parties mutually release each other and their affiliates, from any and all liabilities, charges, complaints, claims, demands, causes of action, or suits at law or equity of whatever kind or nature, known or unknown, which they may now have or may hereafter assert based, in whole or in part, as well as, any counterclaims, crossclaims, defenses, or set offs. This is a full, general and complete mutual release of all claims to date. The Parties acknowledge and agree that it is their mutual intent that, with the exception of the obligations contained in this Agreement, all relations, obligations, and duties that the Parties have toward one another are hereby ended and upon payment the Company shall be entitled to reflect a $0 sum balance on its financial statements. The Company will not take any action that in any way adversely effects the rights of Vendor under the options or grant referred to above or the related agreements. This Agreement will have no impact on any amounts payable or that may become payable in the future by the Company to any affiliate or former affiliate of Vendor, including under various interest purchase agreements to which the Company or its affiliates are a party.

4.       Merger. Except as provided herein, any and all previous understandings between the Parties with respect to the subject matter contained herein are superseded by and merged into this Agreement, which alone fully and completely expresses the agreement between the parties hereto.

5.       Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, their respective heirs, estates, executors, administrators, predecessors, successors and assigns, upon any entity into which any of them may merge, consolidate or combine and as otherwise set forth herein.

6.       Acknowledgements. Each Party to this Agreement acknowledges and represents that: (a) each has read the Agreement; (b) each clearly understands the Agreement and each of its terms; (c) each fully and unconditionally consents to the terms of this Agreement; (d) each has had the benefit and advice of counsel of its own selection; (e) each has executed this Agreement freely and without undue influence or duress; and (f) each is not relying upon any representations or communications, either written or oral, express or implied, made by any person or entity other than as set forth in this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Marathon Patent Group, Inc.		Erich Spangenberg

By:	/s/ Doug Croxall	By:	/s/ Erich Spangenberg
Print Name:	Doug Croxall	Print Name:	Erich Spangenberg
Title:	CEO	Title:	Consultant